EXHIBIT 14

CODE OF ETHICS

MH&SC, Incorporated

MH&SC, Incorporated’s (the “Company”) mission includes significant efforts to promote ethical conduct in the practice of financial management throughout the company. Senior officers hold an important and elevated role in corporate governance. While members of the management team, they are uniquely capable and empowered to ensure that all shareholders’ interests are appropriately balanced, protected and preserved. This Code provides principles to which senior officers are expected to adhere and advocate. They embody rules regarding individual and peer responsibilities, as well as responsibilities to employers, the public and other stakeholders. Violations of the Company’s Code of Ethics may subject the officer to censure, suspension or expulsion under procedural rules adopted by the Company’s Board of Directors.

All senior officers of the Company will:

• Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

• Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

• Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

• Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

• Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage.

• Share knowledge and maintain skills important and relevant to constituents’ needs.

• Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

• Achieve responsible use of and control over all assets and resources employed or entrusted.

In my role as a senior executive officer of the Company, I certify to you that I adhere to and advocate the aforementioned principles and responsibilities governing my professional and ethical conduct.

Date: January 1, 2008	/s/ Cory Heitz
Signature